Exhibit 99.1

ENGlobal Regains Nasdaq Compliance

Houston, December 7, 2020 -- ENGlobal (NASDAQ:ENG), a leading provider of engineered modular solutions, today announced that it has received official notification from The Nasdaq Stock Market that the company has regained compliance with the minimum bid price requirement for continued listing on the NASDAQ Capital Market.

This notification, dated December 4, 2020, stated that for the last 10 consecutive business days, from November 19 to December 3, 2020, the closing bid price of the company's common stock has been at $1.00 per share or greater. Accordingly, the company has regained compliance with Nasdaq Listing Rule 5550(a)(2) and this matter is now closed.

About ENGlobal

ENGlobal (NASDAQ: ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within ENGlobal's Automation segment, ENGlobal Government Services, Inc. provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT:

Mark A. Hess
Phone: (281) 878-1000
E-mail: ir@ENGlobal.com

Market Makers - Investor Relations
Jimmy Caplan
512-329-9505
Email: jimmycaplan@me.com

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Rick Eisenberg
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Email: eiscom@msn.com